EXHIBIT 99.5(c)

                              MANAGEMENT CONTRACT

                                       OF

                            EATON VANCE GROWTH TRUST

               ON BEHALF OF EV MARATHON GREATER CHINA GROWTH FUND

         AGREEMENT made this 7th day of June, 1993 between Eaton Vance Growth Trust, a Massachusetts business trust (the "Trust"), on behalf of EV Marathon Greater China Growth Fund (the "Fund") and Eaton Vance Management, a Massachusetts business trust (the "Manager"):

         1. Duties of the Manager. The Trust hereby employs the Manager to act as manager for and to manage and administer the affairs of the Fund, subject to the supervision of the Trustees of the Trust, for the period and on the terms set forth in this Contract.

         The Manager hereby accepts such employment, and agrees to manage and administer the Fund's business affairs and, in connection therewith, to furnish for the use of the Fund office space and all necessary office facilities, equipment and personnel for administering the affairs of the Fund.

         The Manager's services include monitoring and providing reports to the Trustees of the Trust concerning the investment performance achieved by the investment adviser for China Growth Portfolio, recordkeeping, preparation and filing of documents required to comply with Federal and state securities laws, supervising the activities of the transfer agent of the Fund, providing assistance in connection with Trustees and shareholders' meetings and other management and administrative services necessary to conduct the business of the Fund. The Manager shall not provide any investment management or advisory services to the Fund.

         2. Compensation of the Manager. For the services, payments and facilities to be furnished hereunder by the Manager, the Fund shall pay to the Manager on the last day of such month a fee computed by applying the annual asset rate applicable to that portion of the average daily net assets of the Fund throughout the month in each Category as indicated below:

                                                                       Annual
Category          Average Daily Net Assets                           Asset Rate

1                 less than $500 million                               0.25000%
2                 $500 million but less than $1 billion                0.23333%
3                 $1 billion but less than $1.5 billion                0.21667%
4                 $1.5 billion but less than $2 billion                0.20000%
5                 $2 billion but less than $3 billion                  0.18333%
6                 $3 billion and over                                  0.16667%

The average daily net assets of the Fund will be computed in accordance with the Declaration of Trust, and any applicable votes of the Trustees of the Trust. In case of initiation or termination of this Contract during any month, the fee for that month shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee shall be computed upon the average net assets for the business days it is so in effect for that month.

         The Manager may, from time to time, waive all or a part of the above compensation.

         3. Allocation of Charges and Expenses. It is understood that the Fund will pay all its expenses other than those expressly stated to be payable by the Manager hereunder, which expenses payable by the Fund shall include, without implied limitation, (i) expenses of maintaining the Fund and continuing its existence, (ii) registration of the Trust under the Investment Company Act of 1940, (iii) commissions, fees and other expenses connected with the purchase or sale of securities and other investments, (iv) auditing, accounting and legal expenses, (v) taxes and interest, (vi) governmental fees, (vii) expenses of issue, sale, repurchase and redemption of shares, (viii) expenses of registering and qualifying the Fund and its shares under federal and state securities laws and of preparing and printing prospectuses for such purposes and for distributing the same to shareholders and investors, and fees and expenses of registering and maintaining registrations of the Fund and of the Fund's principal underwriter, if any, as broker-dealer or agent under state securities laws, (ix) expenses of reports and notices to shareholders and of meetings of shareholders and proxy solicitations therefor, (x) expenses of reports to governmental officers and commissions, (xi) insurance expenses, (xii) association membership dues, (xiii) fees, expenses and other disbursements, if any, of custodians and sub-custodians for all services to the Fund (including without limitation safekeeping of funds, securities and other investments, keeping of books and accounts and determination of net asset value, (xiv) fees, expenses and disbursements of transfer agents, dividend disbursing agents, shareholder servicing agents and registrars for all services to the Fund, (xv) expenses of servicing shareholder accounts, (xvi) any direct charges to shareholders approved by the Trustees of the Trust, (xvii) compensation and expenses of Trustees of the Trust who are not members of the Manager's organization, (xviii) all payments to be made and expenses to be assumed by the Fund pursuant to any one or more distribution plans adopted by the Trust on behalf of the Fund pursuant to Rule 12b-1 under the Investment Company Act of 1940 and (xix) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Trust to indemnify its Trustees and officers with respect thereto.

         4. Other Interests. It is understood that Trustees, officers and shareholders of the Trust are or may be or become interested in the Manager as Trustees, officers, or employees, or otherwise and that Trustees, officers and employees of the Manager are or may be or become similarly interested in the Trust, and that the Manager may be or become interested in the Fund as shareholder or otherwise. It is also understood that Trustees, officers and employees of the Manager may be or become interested (as directors, trustees, officers, employees, stockholders or otherwise) in other companies or entities (including, without limitation, other investment companies) which the Manager may organize, sponsor or acquire, or with which it may merge or consolidate, and that the Manager or its subsidiaries or affiliates may enter into advisory or management agreements or other contracts or relationships with such other companies or entities.

         5. Limitation of Liability of the Manager. The services of the Manager of the Fund are not to be deemed to be exclusive, the Manager being free to render services to others and engage in other business activities. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses which may be sustained in the purchase, holding or sale of any security or other instrument, including options and futures contracts.

         6. Duration and Termination of the Contract. This Contract shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect to and including February 28, 1995 and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after February 28, 1995 is specifically approved at least annually by the Trustees of the Trust.

         Either party hereto may, at any time on sixty (60) days' prior written notice to the other, terminate this Contract, without the payment of any penalty, by action of its Trustees, and the Trust may, at any time upon such written notice to the Manager, terminate this Contract by vote of a majority of the outstanding voting securities of the Fund. This Contract shall terminate automatically in the event of its assignment.

         7. Amendment of the Contract. This Contract may be amended by a writing signed by both parties hereto, provided that no amendment to this Contract shall be effective until approved by the vote of a majority of the Trustees of the Trust.

         8. Limitation of Liability. The Fund shall not be responsible for the obligations of any other series of the Trust. The Manager expressly acknowledges the provision in the Declaration of Trust (Article XIV, Section 2) limiting the personal liability of shareholders of the Trust, and the Manager hereby agrees that it shall have recourse only to the assets of the Fund for payment of claims or obligations as between the Fund and Manager arising out of this Contract and shall not seek satisfaction from the shareholders or any shareholder or Trustee of the Fund or the Trust.

         9. Use of the Name "Eaton Vance". The Manager hereby consents to the use by the Fund of the name "Eaton Vance" as part of the Fund's name; provided, however, that such consent shall be conditioned upon the employment of the Manager or one of its affiliates as the manager or investment adviser of the Fund. The name "Eaton Vance" or any variation thereof may be used from time to time in other connections and for other purposes by the Manager and its affiliates and other investment companies that have obtained consent to the use of the name "Eaton Vance." Eaton Vance shall have the right to require the Fund to cease using the name "Eaton Vance" as part of the Fund's name if the Fund ceases, for any reason, to employ the Manager or one if its affiliates as the Fund's manager or investment adviser. Future names adopted by the Fund for itself, insofar as such names include identifying words requiring the consent of the Manager, shall be the property of the Manager and shall be subject to the same terms and conditions.

         10. Certain Definitions. The term "assignment" when used herein shall have the meaning specified in the Investment Company Act of 1940 as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. The term "vote of a majority of the outstanding voting securities of the Fund" shall mean the vote of the lesser of (a) 67 per centum or more of the shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Fund.


EATON VANCE GROWTH TRUST                      EATON VANCE MANAGEMENT
(ON BEHALF OF EV MARATHON
GREATER CHINA GROWTH FUND)

By/s/ James B. Hawkes                         By/s/ Curtis H. Jones
----------------------------                  ---------------------------------
            President                                      Vice President,
                                                           and not individually